Exhibit 19.1

Insider Trading and Tipping Policy

Global

Policy Overview

This Insider Trading and Tipping Policy (this “Policy”) provides guidelines with respect to transactions in the securities of Dayforce, Inc. (the “Company”) and the handling of confidential information about the Company and its subsidiaries and the companies with which the Company does business. The Company’s Board of Directors (the “Board”) has adopted this Policy to promote compliance with federal, state, and foreign securities laws and regulations that prohibit persons who are aware of Material Nonpublic Information (as defined below) about a company from: (i) trading in securities of that company while in breach of a duty of trust or confidence; or (ii) providing Material Nonpublic Information to other persons who may trade on the basis of that information.

Capitalized terms used in this Policy have the meaning set forth in Section 2 below.

1.
Scope
a)
This Policy applies to all officers of the Company and its subsidiaries, all members of the Board, and all employees of the Company and its subsidiaries. The Company may also determine that other persons should be subject to this Policy, such as contractors or consultants who have access to Material Nonpublic Information. This Policy also applies to Immediate Family Members and Controlled Entities of the persons described above in this Section 1(a).
b)
This Policy applies to transactions in securities, including sales, purchases, gifts, exchanges, or any interest or position relating to the future price of such securities such as a put, call, short sale, or other derivative securities and references to “trading” in securities will refer to any such transactions.
c)
The securities covered by this Policy include, but are not limited to, shares of the Company’s common stock, and any other type of securities that the Company or its subsidiaries may issue such as preferred stock or convertible securities (such as options, convertible debentures, warrants, and exchangeable shares), and exchange-traded options or other derivative securities (collectively, “Company Stock”) as well as any of the foregoing securities of any other public company referenced in this policy.

This policy replaces and supersedes all other prior policies regarding the same or similar subject matter, as of the Policy Version Effective Date set forth below. Dayforce reserves the right to alter, amend or discontinue this policy at any time without notice.

Policy Version Effective Date: 08/21/2024 | Policy Last Reviewed Date: 08/21/2024 | Policy Owner: Legal

2.
Definitions

Capitalized terms used in this Policy are defined as follows:

“Applicable Securities Law(s)” – This term means all federal, state, provincial, and local laws, statutes, regulations, by-laws, statutory rules, published policies and guidelines, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings, or awards, including general principles of common and civil law, and terms and conditions of any grant of approval, permission, authority, or license of any governmental authority, statutory body, or self-regulatory authority having jurisdiction over or applicable to trading in the Company Stock.

“Company Stock” – Company Stock is defined in Section 1(b) above.

“Compliance Officer” or “Insider Trading Compliance Officer” – The Company has designated its Chief Legal and Compliance Officer and Corporate Secretary as its Compliance Officer or Insider Trading Compliance Officer, or any qualified person they designate as their delegate.

“Controlled Entities” – Any entity which is controlled by a director, officer, Key Employee, or their respective Immediate Family Members, such as partnerships, trusts, corporations, limited liability companies, or any other entity under which such person can direct (or cause the direction of) the management and policies of such entity, whether through the ownership of voting securities, by contract, or otherwise.

“Immediate Family Members” – Family members who reside with you (including any spouse, child, stepchild, grandchild, parent, stepparent, grandparent, sibling, mother or father-in-law, son or daughter-in-law, or brother-in-law or sister-in-law (as well as adoptive relationships)), anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Company Stock are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in Company Stock.

“Insider(s)” – All directors, officers, and Key Employees with regular access to Material Nonpublic Information of the Company or any of its subsidiaries, their Immediate Family Members or Controlled Entities, and any other employees, contractors, or consultants whom the Compliance Officer may designate as Insiders because they have access to Material Nonpublic Information concerning the Company or any of its subsidiaries.

“Key Employees” – Those persons who the Company has designated in writing as Key Employees because of their position with the Company or any of its affiliates or subsidiaries and their access to Material Nonpublic Information, and who must obtain prior approval of all trades in Company Stock from the Compliance Officer in accordance with the procedures set forth in Section 9 below.

“Material Information” – Information will generally be considered Material Information if there is a reasonable likelihood that it would be expected to affect the investment or voting decisions of a reasonable stockholder or investor, or if the disclosure of the information would be expected to significantly alter the total mix of the information in the marketplace about the Company. In simple terms, Material Information is any type of information which might affect the price of Company Stock. Such information may be positive or negative, favorable or unfavorable. Information that something is likely to happen in the future—or even just that it may happen—could be deemed material. Whether or not information is “Material Information” depends on the facts and circumstances that exist at the time the information is disclosed. While it is not possible to provide a definitive list, the following types of information ordinarily would be considered Material Information:

•
Financial performance, especially quarterly and year-end revenue and earnings, and significant changes in financial performance or liquidity;
•
Company projections or significant changes to strategic or operating plans;
•
Potential mergers and acquisitions, purchase or the sale of company assets or those of its subsidiaries;
•
New major contracts, strategic partnerships, suppliers, customers, or finance sources, or the loss thereof;
•
Significant new products or services, or developments related to existing products or services;
•
Significant actions by regulatory authorities;
•
Stock splits, public or private securities/debt offerings, or changes in company dividend policies or amounts;
•
Significant changes in senior management or board of directors;
•
Significant labor disputes or negotiations;
•
Cybersecurity breaches or data security incidents;
•
Actual or threatened major litigation or the resolution of such litigation;
•
A change in auditors or an auditor notification that a company may no longer rely on an auditor’s audit report;
•
A significant change in compensation policy; and
•
Any bankruptcies or receiverships involving a company or third parties with whom a company has a significant relationship (including brand partners, vendors or other suppliers).

As stated above, this list is merely illustrative and not comprehensive.

“Material Nonpublic Information” – Material Nonpublic Information is Material Information that has not been widely disseminated in a manner reasonably designed to make it available to investors generally (e.g., filed or furnished with the U.S. Securities and Exchange Commission (the “SEC”), disclosed through press release, pre-announced webcast earnings call, or, if determined to be a Regulation FD-compliant method, via a website posting or social media outlet). For the purposes of this Policy, information generally will be considered public (i.e., no longer “nonpublic”) after the close of trading on the first full trading day following the widespread public release of the information. Filings with the SEC and press releases are generally regarded as public information. Any exception to this general rule must be approved in advance by the Compliance Officer.

“Pre-Approved Insider Trading Plan” – A written plan or set of instructions to another person under which an Insider may elect to trade in Company Stock, which is pre-approved in writing by the Compliance Officer, all as contemplated in Section 13 of this Policy.

“Section 16 Individuals” – Persons designated by the Company who are subject to the reporting provisions and trading restrictions under Applicable Securities Law, including Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the underlying rules and regulations promulgated by the SEC and under National Instrument 55-104 – Insider Reporting Requirements and Exemptions, adopted by the Canadian securities regulators. Section 16 Individuals must obtain prior approval of all trades in Company Stock from the Compliance Officer in accordance with the procedures set forth in Section 9 below. Section 16 Individuals who have been designated as “officers” of the Company pursuant to Rule 16a-1(f) of the Exchange Act are referred to herein as “Section 16 Officers.” Members of the Board are referred to herein as “Section 16 Directors.”

3.
Responsibilities

Individual Responsibility. Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the Company, any of its subsidiaries, and any company with which the Company does business, and to not engage in transactions in Company Stock while in possession of Material Nonpublic Information. Each individual is responsible for making sure that he or she complies with this Policy, and that any Immediate Family Member or entity whose transactions are subject to this Policy also complies with this Policy. In all cases, the responsibility for determining whether an individual is in possession of Material Nonpublic Information rests with that individual, and any action on the part of the Company, the Compliance Officer, or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under Applicable Securities Laws. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or Applicable Securities Laws, as described more fully below.

Insider Trading Compliance Officer. The Compliance Officer is responsible for reviewing and either approving or disapproving all proposed trades by Section 16 Individuals and Key Employees (and their respective Immediate Family Members and Controlled Entities) in accordance with the procedures set forth in Section 9 below.

In addition, the Compliance Officer is responsible for:

a)
Administering this Policy and monitoring and enforcing compliance with all Policy provisions and procedures.
b)
Responding to all inquiries relating to this Policy and its procedures.
c)
Designating and announcing special trading blackout periods during which no Insiders (including any employees of the Company or any of its subsidiaries that the Compliance Officer may designate as Insiders for the purposes of a particular blackout period because of their access to Material Nonpublic Information) may trade in Company Stock. At the discretion of the Compliance Officer a special trading blackout period may be made applicable on a Company-wide basis to all employees.
d)
Making available copies of this Policy and other appropriate materials to all current and new directors, officers, and employees of the Company and any of its subsidiaries and such other persons who the Compliance Officer determines may have access to Material Nonpublic Information concerning the Company or any of its subsidiaries.
e)
Administering, monitoring, and enforcing compliance with all Applicable Securities Laws, including without limitation Section 10(b), 16, 20A, and 21A of the Exchange Act and the rules and regulations promulgated thereunder, and Rule 144 under the Securities Act of 1933 (the “Securities Act”); and assisting in the preparation and filing of all required SEC reports relating to insider trading in Company Stock, including without limitation Forms 3, 4, 5 and 144 and Schedules 13D and 13G.
f)
Maintaining as Company records originals or copies of all documents required by the provisions of this Policy or the procedures set forth herein, and copies of all required reports relating to insider trading with the SEC or any foreign securities regulatory authority, including without limitation Forms 3, 4, 5 and 144 and Schedules 13D and 13G.
g)
Reviewing this Policy from time to time and revising this Policy as necessary to reflect changes in Applicable Securities Laws.
h)
Maintaining the accuracy of the list of Section 16 Individuals and Key Employees as from time to time constituted.
i)
Requiring, at the discretion of the Compliance Officer, Section 16 Individuals and Key Employees, to certify compliance with the Policy on an interval to be determined at his or her discretion.
j)
Consulting at his or her discretion with outside legal counsel concerning compliance with all Applicable Securities Laws.

The Compliance Officer may designate an alternate individual, who may perform some or all of the Compliance Officer’s duties from time to time. Section 16 Individuals and Key Employees (on behalf of themselves and their respective Immediate Family Members and Controlled Entities) are responsible for obtaining prior approval of all trades in Company Stock from the Compliance Officer in accordance with the procedures set forth in Section 9 below. The Chief Financial Officer will administer this Policy as it applies to any trading activity by the Compliance Officer.

4.
Consequences of Violations

Civil and Criminal Penalties. The consequence of prohibited insider trading or tipping can be severe. Persons violating insider trading or tipping rules may be required to disgorge the profit made or the loss avoided by the trading, pay the loss suffered by the person who purchased securities from or sold securities to the insider tippee, pay civil/criminal penalties, and/or serve a jail term as required or set forth in applicable law.

Company Discipline. In addition to the other penalties described in this Section 4, violation of this Policy or any Applicable Securities Laws by any director, officer, or employee, or their Immediate Family Members or Controlled Entities, may subject a director, officer, or employee to disciplinary action by the Company up to and including removal or termination for cause.

5.
Duty to Report Violations

Any person who violates this Policy or any Applicable Securities Laws, or knows of any such violation by any other Insiders, must report the violation immediately to the Compliance Officer.

Alternatively, you may contact the Ethics Hotline at 866-384-4277 or online at www.ethicspoint.com. The Ethics Hotline is operated by an independent, third-party vendor and is available 24 hours a day, 7 days a week. You may remain anonymous when reporting through the hotline; however, you are encouraged to leave your name and contact information in case additional information is required to thoroughly investigate the matter.

The Company prohibits retaliation against any individual who reports a concern in good faith or participates in good faith in an investigation related to a report. For additional information, see the Company’s Code of Conduct.

6.
Consult the Compliance Officer for Guidance

Except with regard to trades by Insiders that are performed pursuant to a Pre-Approved Insider Trading Plan, any Insiders who are unsure whether the information that they are aware of is Material Information or Material Nonpublic Information may consult the Compliance Officer for guidance before trading in any Company Stock. Although you are ultimately responsible for your own trades and compliance with this Policy, please do not try to resolve uncertainties on your own.

7.
Statement of Policy

Except as described otherwise herein, it is the policy of the Company that no director, officer, or employee of the Company (or any other person designated by this Policy or by the Compliance Officer as subject of this Policy) who is aware of Material Nonpublic Information relating to the Company or any of its subsidiaries may, directly or indirectly through Immediate Family Members or other persons or entities:

•
Trade in Company Stock while aware of Material Nonpublic Information concerning the Company or any of its subsidiaries. This prohibition shall not apply, however, to trades that are performed pursuant to a Pre-Approved Insider Trading Plan;
•
Recommend the purchase or sale of any Company Stock;
•
Disclose or “tip” Material Information or Material Nonpublic Information to persons within the Company whose jobs do not require them to have such information, or outside of the Company to other persons, including, but not limited to, family, friends, business associates, investors, and expert consulting firms, unless any such disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company. Unless expressly authorized to answer financial questions and required as part of their regular duties and performance for the Company or any of its subsidiaries, individuals must refuse to comment regarding such questions from any person, and instead refer the inquirer to the Company’s Chief Financial Officer and/or the Company’s Investor Relations office;
•
Discuss the affairs of the Company or any of its subsidiaries in public or quasi-public areas where such conversation may be overheard (i.e., restaurants, restrooms, elevators, etc.); or
•
Assist anyone engaged in the above activities.

In addition to the above stated policy, the following additional procedures also apply:

•
No director, officer, or employee of the Company (or any other person designated by this Policy or by the Compliance Officer as subject to this Policy) who, in the course of working for the Company or any of its subsidiaries, learns of Material Nonpublic Information that is material to another publicly traded company (including, but not limited to, a company with which the Company or any of its subsidiaries does business, such as a customer or supplier of the Company or any of its subsidiaries, or an economically-linked company such as a competitor of the Company) may trade in that company’s securities until the information becomes public or is no longer material to that other company.
•
In accordance with the Company’s Code of Conduct, all directors, officers, and employees are encouraged to be vigilant in overseeing those who possess, have access to, or who are aware of Material Nonpublic Information and promptly report any suspicious activity to the Compliance Officer. No Section 16 Officer or Key Employee (or any of their respective Immediate Family Members and Controlled Entities) may trade in Company Stock unless it is pursuant to a Pre-Approved Insider Trading Plan, or the trade has been approved by the Compliance Officer in accordance with the procedures set forth in Section 9 below. Section

16 Officers or Key Employees who wish to sell Company Stock are encouraged to sell their securities pursuant to a Pre-Approved Insider Trading Plan and should retain all records and documents that support their reasons for making each trade.
•
The Compliance Officer may not trade in Company Stock unless the trade has been pre-approved by the General Counsel; provided, if the Compliance Officer is the General Counsel, all proposed trades by the Compliance Officer must be approved by each of the Chief Financial Officer and SVP – Global Total Rewards.
•
The Company may not grant any equity-based compensation (or set the price at which awards may be issued) when the Company is in possession of Material Nonpublic Information, including during any blackout period described in Section 8 below, except as may be permitted under Applicable Securities Law; provided further, that absent extraordinary circumstances, the Company may not grant any equity-based compensation (or set the price at which awards may be issued) within the period that begins four business days before the filing of a periodic report or the filing or furnishing of a current report that discloses Material Nonpublic Information and ends one business day after the filing or furnishing of such report.
8.
Trading Windows and Blackout Periods

Except pursuant to the procedures set forth in Section 9 below, or pursuant to a Pre-Approved Insider Trading Plan, the following individuals may not trade in Company Stock during the applicable blackout periods described below:

a)
Quarterly Trading Restrictions.
i.
Members of the Company or any of its subsidiaries that assist in the preparation or review of the Company’s financial statements designated by the Company from time to time, Section 16 Officers, and Key Employees may not trade in any fiscal quarter commencing on the twentieth day of the third calendar month (i.e., March 20, June 20, September 20 and December 20) and ending after the end of the first full trading day following the Company’s widespread public release of quarterly or year-end earnings.
ii.
Section 16 Directors and other persons who receive quarterly financial information, including, but not limited to, a summary financial “flash” report, draft financial statements, and other materials containing information in advance of meetings of the Board or Committee of the Board distributed by the Company to such persons and pertaining to the most recently completed fiscal quarter may not trade in Company Stock during the period beginning on the date that each such person receives such quarterly financial information and ending on the first full trading day following the Company’s widespread public release of quarterly or year-end earnings.

b)
Event-Specific Trading Restriction Periods. Any persons designated by the Compliance Officer during any other special blackout period designated by the Compliance Officer. No person may disclose to any person that a special blackout period has been designated.

For the purposes of this Section 8, if public disclosure occurs on a trading day before the markets close, then such date of disclosure shall not be considered the first trading day with respect to such public disclosure. For example, if public disclosure occurs on Tuesday, the end of the first full trading day will occur on Wednesday and trading under the open window may commence on Thursday. These blackout periods also apply to Immediate Family Members and Controlled Entities covered by this Policy.

A “trading day” is a day on which U.S. national stock exchanges are open for trading. Any question as to whether information is publicly available shall be directed to the Compliance Officer.

9.
Procedures for Approving Trades by Section 16 Individuals, Key Employees, and Hardship Cases
a)
Section 16 Individuals and Key Employee Trades. No Section 16 Individual or Key Employee (or their respective Immediate Family Members and Controlled Entities) may trade in Company Stock until:
i.
The person proposing to trade has notified the Compliance Officer of the amount and nature of the proposed trade; and
ii.
The Compliance Officer has approved the proposed trade.
b)
Hardship Trades. Subject to compliance with Applicable Securities Laws, the Compliance Officer may, on a case-by-case basis, authorize trading in Company Stock outside of the applicable trading windows (but not during special blackout periods) due to financial hardship or other hardship only after:
i.
The person proposing to trade has notified the Compliance Officer in writing pursuant to the procedures in 9(c) of this Policy of the circumstances of the hardship and the amount and nature of the proposed trade;
ii.
The person proposing to trade is not aware of Material Nonpublic Information concerning the Company or any of its subsidiaries and has certified to that effect in writing to the Compliance Officer no earlier than two business days prior to the proposed trade; and
iii.
The Compliance Officer has approved the proposed trade, and the Compliance Officer has confirmed such approval in writing.

c)
Pre-Clearance Procedures. A request for pre-clearance should be submitted to the Compliance Officer at corporatecompliance@dayforce.com at least two business days in advance of the proposed transaction.
i.
When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any Material Nonpublic Information about the Company or any of its subsidiaries and should describe fully those circumstances to the Compliance Officer.
ii.
A pre-approval of a requested trade does not constitute legal advice and is not definitive regarding whether the requestor does in fact possess Material Nonpublic Information; as such, the requestor is encouraged to seek their own legal counsel regarding the proposed trade should it be pre-approved.
iii.
The requestor should also indicate whether he or she has effected any non-exempt “opposite-way” transactions within the past six months and whether they are currently party to a Pre-Approved Insider Trading Plan.
d)
No Obligation to Approve Trades. The existence of the foregoing approval procedures does not in any way obligate the Compliance Officer to approve any trades. The Compliance Officer may reject any trading requests at his or her sole reasonable discretion. If a person seeks pre-clearance and permission to engage in the transaction is denied, then he or she should refrain from initiating any transaction in Company Stock and should not inform any other person of the restriction.
10.
Employee Benefit Plans
a)
Generally. The trading prohibitions and restrictions of this Policy includes transactions under any of the benefit plans adopted by the Company or any of its subsidiaries from time to time to the extent the transactions involve a voluntary investment in Company Stock, including elections to participate in or allocate contributions to any such plan's Company stock fund, changes in those contribution elections or payroll deductions in connection therewith, and transfers into and out of any such Company stock funds, while in possession of Material Nonpublic Information.
b)
Stock Option Exercises. The trading prohibitions and restrictions of this Policy apply to all sales of securities acquired through the exercise of stock options granted by the Company, but not to the acquisition of securities through such exercises, including where a person pays the exercise price in cash and does not fund the exercise price by sale of Company Stock, or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option. Such trading prohibitions and restrictions shall not apply, however, to Insider sales of securities that were acquired through an exercise of stock options granted by the Company where the sale is made pursuant to a Pre-Approved Insider Trading Plan.
c)
Restricted Stock, Performance Stock, Restricted Stock Unit, or Performance Stock Unit Awards. The trading prohibitions and restrictions of this Policy do not apply to the vesting of and/or issuance of common stock underlying such vested restricted stock, restricted stock unit, performance stock, or performance stock unit, or the exercise of a tax withholding right pursuant to which an employee elects to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock, restricted stock unit, performance stock, or performance stock unit. Such trading prohibitions and restrictions will apply, however, to any market sale of stock to cover or satisfy any tax withholding requirements except for (1) those trades made in the open market by a third-party vendor pursuant to a Pre-Approved Insider Trading Plan, or (2) those trades made pursuant to the provisions of Company equity incentive awards agreements that mandate a “sell-to-cover" method to satisfy any tax withholding requirements related to the equity subject to the respective award agreement.
d)
Dividend Reinvestment Plans. This Policy does not apply to purchases of Company Stock under any Company dividend reinvestment plan resulting from a person’s reinvestment of dividends paid on Company Stock. This Policy does apply, however, to voluntary purchases of Company Stock resulting from additional contributions a person would choose to make to the dividend reinvestment plan, and to the person’s election to participate in the plan or increase the level of participation in the plan. This Policy also applies to the sale of any Company Stock purchased pursuant to the plan.
11.
Priority of Statutory or Regulatory Trading Restrictions

The trading prohibitions and restrictions set forth in this Policy will be superseded by any greater prohibitions or restrictions prescribed by Applicable Securities Laws (e.g., short-swing trading by Section 16 Individuals or restrictions on the sale of securities subject to Rule 144 under the Securities Act of 1933). Any Insider who is uncertain whether other prohibitions or restrictions apply should ask the Compliance Officer.

12.
Hedging and Pledging

Directors, officers, and employees may not engage in any hedging or monetization transactions with respect to Company Stock, including, but not limited to, through the use of financial instruments such as exchange funds, prepaid variable forwards, equity swaps, puts, calls, collars, forwards, and other derivative instruments, or through the establishment of a short position in the Company’s securities.

Further, directors, officers, and employees may not engage in the following short-term or speculative transactions in Company Stock that could create heightened legal risk and/or the appearance of improper or inappropriate conduct by the Company’s affiliates:

a)
Short-Term Trading. Short-term trading of Company Stock may be distracting to the person and may unduly focus the person on the Company’s short-term stock market performance, instead of the Company’s long-term business objectives. For these reasons and the possibility of violations of the “short-swing profit” rules promulgated by the SEC for Section 16 Individuals, any director, officer, or employee of the Company who purchases Company Stock in the open market may not sell any Company Stock of the same class during the six months following the purchase (or vice versa).
b)
Short Sales. Short sales of Company Stock (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. For these reasons, short sales of Company Stock by directors, officers, greater than 10% stockholders and employees are prohibited. Short sales arising in certain types of hedging transactions are governed by this Policy’s policy on hedging transactions, as described above.
c)
Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of Material Nonpublic Information or otherwise is not permitted to trade in Company Stock, except as otherwise permitted by the Compliance Officer, directors, officers, and employees are prohibited from holding Company Stock in a margin account or otherwise pledging Company Stock as collateral for a loan. Pledges of Company Stock arising from certain types of hedging transactions are governed by this Policy’s prohibition on hedging transactions, as described above. Any person seeking an exception from this Policy must submit a request for approval to the Compliance Officer.
13.
Pre-Approved Insider Trading Plans
a)
All Pre-Approved Insider Trading Plans are subject to clearance by the Compliance Officer. A Pre-Approved Insider Trading Plan will not be cleared unless it complies with Applicable Securities Laws, including, but not limited to, prohibitions (subject to limited exceptions) enacted regarding multiple, overlapping plans and the use of single-trade plans, and complies with the following provisions.
i.
A Pre-Approved Insider Trading Plan must be in writing and signed by the person seeking to adopt the Trading Plan.

ii.
A Pre-Approved Insider Trading Plan must include the following:
1.
the specific amount of Company Stock to be traded (either a specified number of securities or a specified dollar value of securities); the price at which the Company Stock is to be traded; and the date on which the order is to be executed (either the specific day of the year on which the order is to be executed – or as soon thereafter as is practicable under ordinary principles of best execution – in the case of a market order, or a day of the year on which the limit order is in force in the case of a limit order); or
2.
a written formula or algorithm or computer program for determining the amount of Company Stock to be purchased or sold and the price at which and the date on which the Company Stock is to be purchased or sold; or
3.
a provision that grants complete investment discretion to another person (a “Representative”) and does not permit the Insider to exercise any subsequent influence over how, when, or whether to effect trades. Reliance upon this provision will also require a signed affirmation by the Representative that such Representative will not exercise this complete grant of discretion to trade on such Company Stock while such Representative is aware of Material Nonpublic Information about the Company, any of its subsidiaries, or its securities; and
4.
for all Pre-Approved Insider Trading Plans adopted by Section 16 Individuals, a certification that they are (1) not aware of Material Nonpublic Information about the Company, any of its subsidiaries, or its securities, and (2) adopting the Pre-Approved Insider Trading Plan in good faith and not as scheme to evade the prohibitions of any Applicable Securities Laws.
iii.
If a Pre-Approved Insider Trading Plan is adopted or modified, (a) no trades may be made under the Pre-Approved Insider Trading Plan for a period of not less than 30 days (or the later of (x) 90 days after the adoption or modification of the Pre-Approved Insider Trading Plan, or (y) one business day following the disclosure of the Company’s financial results in a quarterly or annual report, if the plan belongs to a Section 16 Individual or director of the Company) after the date the Pre-Approved Insider Trading Plan is adopted by the person seeking to adopt or modify the plan (a “cooling-off period”), and (b) all trades made by the person entering into the plan during the period the Pre-Approved Insider Trading Plan is in effect must be made pursuant to the Pre-Approved Insider Trading Plan. Employees, officers, and directors seeking to utilize a Pre-Approved Insider Trading Plan may not, in any manner, alter or deviate from the trading instructions set forth in a Pre-Approved Insider Trading Plan, including changing the amount, price, or timing of the trade. Any changes or amendments to a Pre-Approved Insider Trading Plan will constitute a new Pre-Approved Insider Trading Plan, which must conform to the requirements of this Section 13, including those relating to a cooling-off period.

iv.
Modifications to Pre-Approved Insider Trading Plans should occur only in unusual circumstances. An individual may modify a Pre-Approved Insider Trading Plan only when he or she is not in possession of Material Nonpublic Information, and only during an open trading window period under this Policy. Modifications to a Pre-Approved Insider Trading Plan are subject to pre-approval in accordance with this Policy, and modifications of a Pre-Approved Insider Trading Plan that change the amount, price, or timing of the purchase or sale of the securities underlying a Pre-Approved Insider Trading Plan will trigger a new cooling-off period (as described above).
v.
Pre-Approved Insider Trading Plans may be terminated. Terminations of Pre-Approved Insider Trading Plans are subject to review and pre-approval by the Compliance Officer and should occur only in unusual circumstances and only if the person terminating the plan is acting in good faith. Termination is effected upon written notice to the broker. However, termination of the Pre-Approved Insider Trading Plan will eliminate any protection afforded by Rule 10b5-1 and other Applicable Securities Laws. Employees, officers, and directors should consult with their own legal counsel before deciding to terminate a Pre-Approved Insider Trading Plan but may not in any way discuss with his or her designated Representative or stockbroker information about the Company, or the timing of the trading in Company Stock (other than to confirm that he or she has given instructions and set forth their contents). Under certain circumstances, a Pre-Approved Insider Trading Plan must be terminated. This may include circumstances such as the announcement of a merger or the occurrence of an event that would cause the transaction to either violate the law or to have an adverse effect on the Company.
vi.
Any person seeking to adopt a Pre-Approved Insider Trading Plan may not do so if he or she is aware of any Material Nonpublic Information about the Company, any of its subsidiaries, or Company Stock, or any information at variance with the Company’s statements to investors.
vii.
Any Insider seeking to adopt a Pre-Approved Insider Trading Plan must enter into such Pre-Approved Insider Trading Plan (with such intent continuing through the term of the Pre-Approved Insider Trading Plan) in good faith and not as a part of a plan or scheme to evade the prohibitions of any Applicable Securities Laws.
viii.
No person may enter into a Pre-Approved Insider Trading Plan outside of the applicable “trading windows” described in Section 8 above or during any special trading blackout periods designated by the Compliance Officer.
ix.
No person may adopt more than one Pre-Approved Insider Trading Plan at a time except under the limited circumstances permitted by Rule 10b5-1 and subject to pre-approval by the Compliance Officer.

b)
The Company reserves the right to reject any Pre-Approved Insider Trading Plan which, in its judgment, does not satisfy the requirements above or that generally does not comply with the provisions of Rule 10b5-1 or other Applicable Securities Laws.
c)
Compliance of a Pre-Approved Insider Trading Plan and the execution of transactions pursuant to the Pre-Approved Insider Trading Plan are the sole responsibility of the person initiating the Pre-Approved Insider Trading Plan, and none of the Company or the Compliance Officer assumes any liability for any delay in reviewing and/or refusing to approve a Pre-Approved Insider Trading Plan submitted for approval, nor the legality or consequences relating to a person entering into, informing the Company of, or trading under, a Pre-Approved Insider Trading Plan.
14.
Related Policies and Procedures

Related policies and procedures include the Company’s Code of Conduct and the Company’s Disclosure Policy. Individuals subject to this Policy acknowledge and agree that they are also subject to compliance with the Company’s Code of Conduct and Company’s Disclosure Policy.

15.
Questions

Questions or comments regarding this policy can be directed to the Corporate Compliance team at corporatecompliance@dayforce.com.

Reports of policy violations can be submitted to your manager, Human Resources, or anonymously via EthicsPoint.